Flexible Premium Variable
Annuity Contract
Nonparticipating

Annuity proceeds payable at maturity date. Death proceeds payable in event of death of Annuitant prior to maturity date. Flexible premiums payable until maturity date or prior death of Annuitant.

The contract value of this contract may increase or decrease daily depending on the investment experience of the sub-accounts. There is no guaranteed minimum contract value.


Kansas City Life Insurance Company will pay the proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

           C. John Malacarne                  R. Philip Bixby
               Secretary                          President


10-Day Right To Examine Contract
Please examine this contract carefully. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If returned, the contract will be void from the beginning and we will refund the contract value, plus the $30.00 annual administration fee, if charged, as of the earlier of the date the returned contract is received by us at our Home Office or the date the returned contract is received by the Kansas City Life representative who sold you the contract.

Contract Number
     9999999

Annuitant
     John Doe

Agency
     0001



GUIDE TO POLICY PROVISIONS

                                                                            Page
Section 1: Contract Data.......................................................3
Section 2: Definitions.........................................................7
Section 3: Proceeds............................................................8
Section 4: Premiums...........................................................10
Section 5: Contract Values....................................................10
Section 6: Other Contract Provisions..........................................12
           6.1   Contract
           6.2   Authority to Change Contract
           6.3   Modifications
           6.4   Incontestability
           6.5   Age and Sex
           6.6   Option to Change Maturity Date
           6.7   Contract Termination
           6.8   Contract Loans
           6.9   Nonparticipating
           6.10  Annual Report
           6.11  Basis of Computation
Section 7: Control of Contract................................................14
Section 8: Variable Account...................................................14
Section 9: Transfers..........................................................16
Section 10:Payment of Proceeds................................................16

A copy of the original application any additional benefits provided by rider or endorsement follow page 18.


SECTION 1.  CONTRACT DATA                                CONTRACT NUMBER

                                                           9999999
BENEFICIARY                                              ANNUITANT
   As stated in the application or in the                  John A. Doe
   last beneficiary designation filed with us


OWNER                                                    CONTRACT DATE
   As stated in the application or in the last             November 01, 2000
   ownership designation filed with us

ISSUE AGE                                                MATURITY DATE
   35                                                      November 01, 2030

SEX                                                      MONTHLY LIFE
   Male                                                  Income Factor
                                                           $5.65 per $1,000 of
                                                           Maturity Proceeds

                                                         GUARANTEED PAYMENT
                                                         PERIOD
                                                           120 Months


SECTION 1. CONTRACT DATA (CONTINUED)                DATE PREPARED:  11/01/2000

            ANNUITANT                                CONTRACT NUMBER
              JOHN A. DOE                              9999999


FORM NO     BENEFIT DESCRIPTION        ANNUAL AMOUNT       PREMIUM PAYABLE
 J157         Flexible Premium            $10,000             To age 65*
          Variable Annuity Contract
             -Nonparticipating-


        TOTAL ANNUAL PREMIUM              $10,000

* Premiums are payable according to the flexible premium provision of this contract.


SECTION 1. CONTRACT DATA (CONTINUED)                DATE PREPARED:  11/01/2000

            ANNUITANT                                CONTRACT NUMBER
              JOHN A. DOE                              9999999

EXPENSE CHARGES

         MORTALITY AND EXPENSE RISK CHARGE

               1.25% (on an annual basis) of the average daily net assets of the variable account.

         GUARANTEED MINIMUM DEATH BENEFIT MONTHLY EXPENSE CHARGE

               Base Guaranteed Minimum Death Benefit - No charge for this benefit.

               Annual Ratchet Guaranteed Minimum Death Benefit Option - 0.20% of the variable account value on an annual basis.

               Enhanced Combination Guaranteed Minimum Death Benefit Option - 0.35% of the variable account value on an annual basis.

         ASSET-BASED ADMINISTRATION CHARGE

               0.15% (on an annual basis) of the average daily net assets of the variable account.

         ANNUAL ADMINISTRATION FEE

               $30.00 at the beginning of each contract year. This fee will be waived if the contract value is $50,000 or more at the beginning of the contract year.

                          SURRENDER CHARGE PERCENTAGES
                       PREMIUM YEARS
                       SINCE DEPOSIT          PERCENTAGE

                              1                   8%
                              2                   8%
                              3                   7%
                              4                   6%
                              5                   5%
                              6                   4%
                              7                   3%
                              8                   2%
                              9+                  0%


*Premium year refers to the calendar year following the date we credit a particular premium to your contract. After nine years following the date we credit a particular premium, there will be no surrender charge applicable to that premium payment.

The total surrender charge applicable will be the sum of the surrender charges applicable to each premium withdrawn or annuitized under a non-life payment option. To determine the surrender charge, we first assume that your surrender or non-life payment option election is from amounts (other than earnings) that can be withdrawn without a surrender charge, then from other amounts (other than earnings) and then from earnings, each on a "first-in-first-out" (oldest money first) basis. Once we have calculated the total surrender charge amount we actually withdraw it from the fixed account and subaccount in the same proportion that the withdrawal is being made. In calculating the surrender charge, we do not include earnings, although the actual withdrawal to pay the surrender charge may come from earnings.

If you surrender the contract, we will deduct the surrender charge from the contract value in determining the cash surrender value. For a partial surrender, we will deduct the surrender charge from the amount surrendered or from contract value remaining after the amount requested is surrendered, according to your instructions.

SECTION 1. CONTRACT DATA (CONTINUED)                DATE PREPARED:  11/01/2000

            ANNUITANT                                CONTRACT NUMBER
              JOHN A. DOE                              9999999


Investment Options

[ KCL Fixed Account

Subaccounts  that  invest in the  Kansas  City Life  Variable  Annuity  Separate
Account:

               MFS Emerging Growth Series
               MFS Research Series
               MFS Total Return Series
               MFS Utilities Series
               MFS Global Governments Series
               MFS Bond Series
               American Century VP Capital Appreciation
               American Century VP Income & Growth
               American Century VP International
               American Century VP Value
               Federated American Leaders Fund II
               Federated High Income Bond Fund II
               Federated International Small Company Fund II
               *Federated Prime Money Fund II
               Dreyfus Appreciation Portfolio
               Dreyfus Small Cap Portfolio
               Dreyfus Stock Index Fund
               The Dreyfus Socially Responsible Growth Fund, Inc.
               J P Morgan U.S. Disciplined Equity Portfolio
               J P Morgan Small Company Portfolio
               Franklin Real Estate Fund (Class 2)
               Franklin Small Cap Fund (Class 2)
               Templeton Developing Markets Securities Fund (Class 2) Templeton International Securities Fund (Class 2)
               Calamos Convertible Portfolio
               AIM V.I. Dent Demographic Trends Fund
               AIM V.I. Telecommunications and Technology Fund
               AIM V.I. Value Fund
               Seligman Capital Portfolio (Class 2)
               Seligman Communications and Information Portfolio (Class 2)

*The Federated Prime Money Fund II subaccount is referred to in this contract as the money market sub-account.]

Section 2:  Definitions
The following key words are used in this contract and are important in describing it. Please refer back to these definitions as you read this contract.

2.1  Accumulation Unit
An accounting unit used to calculate the variable account value. It is a measure of the net investment results of each of the sub-accounts.

2.2  Age
The age on the Annuitant's last birthday as of each contract anniversary. This contract is issued at the age last birthday shown in Section 1, Contract Data. If the contract date falls on the birthday of the Annuitant, the age will be the age the Annuitant reaches on the contract date.

2.3 Allocation Date
The date on which the initial net premium is allocated to the money market sub-account(s). This date is the later of the date when all requirements are met and your application is approved, or the date we receive the initial premium at the Home Office.

2.4  Annual Administration Fee
A level charge we deduct from the contract value at the beginning of each contract year to compensate us for the costs associated with administration of the contract.

2.5  Annuitant
The person on whose life the annuity benefit for this contract is based.

2.6  Asset-Based Administration Charge
A percentage charge we deduct on a daily basis from the assets of the sub-accounts to compensate us for the costs associated with administration of the contract.

2.7  Beneficiary
The person you have designated in the application (or in the last beneficiary designation filed with us) to receive any proceeds payable under this contract at the death of the Annuitant or owner.

2.8  Cash Surrender Value
Equals the contract value at the time of surrender less applicable surrender charges, loan balance and any premium taxes payable.

2.9  Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

2.10  Contract Date
The date from which we compute contract months, years and anniversaries.

2.11  Contract Value
The sum of the variable account value and the fixed account value. These values are described in more detail in Section 5, Contract Values.

2.12  Contract Year
Any period of twelve months starting with the contract date and each contract anniversary thereafter.

2.13  Fixed Account
An account that is part of our general account. The investment performance of the variable account has no impact on the fixed account.

2.14  Fixed Account Value
The contract value in the fixed account.

2.15  Guaranteed Minimum Death Benefit
There is a base Guaranteed Minimum Death Benefit provision. In addition, you may choose one of two Guaranteed Minimum Death Benefit options which provide different levels of death benefit guarantees. The two options have different issue requirements and guaranteed minimum death benefit monthly expense charges associated with them.

2.16  Maturity Date
The date shown in Section 1, Contract Data, when we will apply the contract value under a life payment option, (unless you have elected to receive the cash surrender value as a lump sum payment or under a non-life payment option.) For qualified and non-qualified contracts, the latest maturity date is the later of the contract anniversary following the Annuitant's 85th birthday or the tenth anniversary of the contract. However, qualified contracts may be required to begin distributions at age 70 1/2.

2.17  Mortality and Expense Risk Charge
A charge we deduct from the assets of the sub-accounts to compensate us for the mortality and expense risks for the contract. We show this charge in Section 1, Contract Data.

2.18  Net Investment Factor
The ratio of the sub-account performance of the current valuation day to the immediately prior valuation day. The sub-account performance includes gains or losses in the sub-accounts, dividends paid, any capital gains or losses, any taxes, mortality and expense risk charges, and asset-based administration charges.

2.19  Owner
The person entitled to exercise all rights and privileges provided in the contract.

2.20 Premium Year
The 12 month period following the date we credit a particular premium to your contract.

2.21  Proceeds
The total amount we are obligated to pay under the terms of this contract.

2.22  Subaccounts
The division of accounts making up the variable account. The assets of each sub-account are invested in a corresponding portfolio of a designated mutual fund. The sub-accounts are shown on page 6 of the contract.

2.23  Valuation Day
Each day on which the New York Stock Exchange is open for business.

2.24  Valuation Period
The interval of time commencing at the close of business on one valuation day and ending at the close of business on the next valuation day.

2.25  Variable Account
The Kansas City Life Variable Annuity Separate Account. This is not part of our general account. The variable account has sub-accounts each of which is invested in a corresponding portfolio of a designated mutual fund.

2.26  Variable Account Value
The total value of a contract allocated to sub-accounts of the variable account.

2.27  We, Our, Us
Kansas City Life Insurance Company.

2.28  Written Notice
A written notice or written request in a form satisfactory to us, which is signed by the owner and received at the Home Office.

2.29  You, Your
The owner of this contract. The owner may be someone other than the Annuitant.


Section 3:  Proceeds
3.1 Types  of Proceeds and Method of Payment
There are various types of proceeds available under this contract. These include:

     o    Maturity proceeds
     o    Death proceeds
     o    Surrender proceeds
     o    Partial surrender proceeds
     o    Nursing Home Benefit proceeds

We will pay maturity, death or surrender proceeds either under a payment option (as describe in Section 10, Payment of Proceeds) or in a lump sum. The amount of proceeds payable will vary by the type of proceeds and the form of payment selected. We will only pay partial surrender proceeds as a lump sum or under the Systematic Partial Surrender Plan described in Section 5.7.

We have the right to require that this contract be returned to us when maturity, surrender or death proceeds are paid.

To the extent permitted by law, proceeds will not be subject to any claims of your creditors or the beneficiary's creditors.

3.2  Maturity Proceeds
On the maturity date we will pay the maturity proceeds to the Annuitant, if living.

The maturity proceeds will be equal to:

     (1) the cash surrender value as described in Section 5.5 if you choose a lump sum or payment options 1, 2, or 3: or

     (2) the contract value as described in Section 5.1 if you choose payment options 4 or 5.

If you fail to make another selection of a payment option or lump sum payment, we will apply the contract value under payment option 4 with an installment refund option of 120 months. This means that the monthly payments will continue for a minimum of 120 months and as long thereafter as the Annuitant lives. If the Annuitant dies before receiving a total of 120 monthly payments, we will continue to make monthly payments to the beneficiary until a total of 120 payments have been made. The beneficiary may elect in writing to receive the present value of any remaining guaranteed payments in a single sum.

3.3      Death Proceeds
If the Annuitant dies before the maturity date, the beneficiary will receive a death benefit. The death benefit will be calculated depending upon which guaranteed death benefit option is in effect on the contract at the date of death. There is a Base Guaranteed Minimum Death Benefit, or at issue two enhanced options may be chosen at an additional charge. The two Guaranteed Minimum Death Benefit Options are:

     o    The Annual Ratchet Guaranteed Minimum Death Benefit Option; and

     o    The Enhanced Combination Guaranteed Minimum Death Benefit Option.

The issue requirements and Guaranteed Minimum Death Benefit Monthly Expense Charge vary for each Guaranteed Minimum Death Benefit Option. The monthly expense charge for each option is shown in Section 1, Contract Data.

Under the Base Guaranteed Minimum Death Benefit, we guarantee that the death benefit will be the greater of:

     (1) premiums paid, proportionately adjusted for partial surrenders, less any loan balance; or

     (2) the contract value less any loan balance on the date we receive proof of the Annuitant's death.

     This option is available at issue and at any time thereafter.

Under the Annual Ratchet Guaranteed Minimum Death Benefit Option we guarantee that the death benefit for the Annuitant's attained age 80 and below will be the greater of:

     (1) the death benefit calculated under the Base Guaranteed Minimum Death Benefit; or

     (2) the highest contract value as of a contract anniversary during any point the contract has been in effect on or before the Annuitant's death. Any loan balance will be deducted from such contract value and the contract value will also be proportionately adjusted for partial surrenders.

          For the Annuitant's attained age 80 and above we guarantee that the death benefit will equal the greater of:

          (a)  the contract value at the time of death; or

          (b) the value of the Guaranteed Minimum Death Benefit on the contract anniversary following the Annuitant's 80th birthday, calculated as described above, proportionately adjusted for partial surrenders, less any loan balance and plus any premiums paid since the contract anniversary following the Annuitant's 80th birthday.

          This option is only available at issue of the contract and is only available to Annuitants with issue ages of 75 or below.

Under the Enhanced Combination Guaranteed Minimum Death Benefit Option we guarantee that the death benefit for the Annuitant's attained age 80 and below will be the greater of:

     (1) the death benefit calculated under the Base Guaranteed Minimum Death Benefit; or

     (2) premiums paid, accumulated annually at 5% interest until the date of the Annuitant's death, proportionately adjusted for partial surrenders and deducting any loan balance. We place a maximum on the amount accumulated at 5% interest of two times the total premiums paid, less surrenders and any loan balance; or

     (3) the highest contract value as of a contract anniversary during any point the contract has been in effect on or before the Annuitant's death. Any loan balance will be deducted from such contract value and the contract value was also be proportionately adjusted for partial surrenders.

     For the Annuitant's attained age 80 and above we guarantee that the death benefit will equal the greater of:

     (1)  the contract value at the time of death; or

     (2) the value of the Guaranteed Minimum Death Benefit on the contract anniversary following the Annuitant's 80th birthday, calculated as described above, proportionately adjusted for partial surrenders, less any indebtedness and plus any premiums paid since the contract anniversary following the Annuitant's 80th birthday.

     This option is only available at issue of the contract and is only available to Annuitants with issue ages of 70 or below.

The proportionate adjustment to the Guaranteed Minimum Death Benefit for partial surrender is equal to a reduction in the Guaranteed Minimum Death Benefit by an amount equal to the percentage of the partial surrender, including surrender charges, as compared to the contract value immediately prior to the partial surrender.

If you have elected the Annual Ratchet or Enhanced Combination Guaranteed Minimum Death Benefit Options, you may change the option at any time to the Base Guaranteed Minimum Death Benefit. The effective date of change will be the monthly anniversary day on or following the date we receive written notice of the change.

We will pay interest on single sum death proceeds from the date of the Annuitant's death until the date of payment. Interest will be at an annual rate determined by us, but never less than the rate required by the state in which this contract is delivered.

3.4  Surrender Proceeds
We will pay proceeds of a full surrender as either a lump sum or under a payment option as described in Section 10, Payment of Proceeds. Unless you specify otherwise, we will pay full surrender proceeds as a lump sum. Surrender proceeds will be equal to:

     (1) the cash surrender value as described in Section 5.5 if you choose a lump sum or payment options 1, 2 or 3: or

     (2) the contract value as described in Section 5.1 if you choose payment options 4 or 5.

The amount of proceeds payable under the Partial Surrender Provision is defined in Section 5.6. We will only pay out partial surrender proceeds as a lump sum or under the Systematic Partial Surrender Plan described in Section 5.7.

3.5 Nursing Home Benefit Proceeds
If we receive satisfactory proof that the Owner is admitted to a licensed nursing home, up to the full contract value may be paid out equally over at least a three year period with no surrender charges. The Owner must be confined to a licensed nursing home for a least 90 days before the surrender charges will be waived.

3.6 Proceeds Applied Under Payment Options
If you elect to receive proceeds under a payment option as described in Section 10, we may require proof that the Annuitant is living.

If you choose to receive a life income (payment options 4 or 5), this life income will be purchased using the applicable monthly life income factor shown in Section 10. If the pay out rates in use by us at the time proceeds become payable are more favorable than those shown in Section 10, we will provide a life income using the more favorable rates.

Once a monthly life income (payment options 4 or 5 as described in Section 10) becomes payable, you may not make any election regarding payment of the proceeds other than the right to change the beneficiary or contingent payee.

Section 4:  Premiums
4.1  Flexible Premium Provision
You must pay your first premium when the contract is delivered. Subsequent premiums may be paid at any time while the contract is in force prior to the maturity date. These premiums may vary in amount at your option except that we have the right to require that the premium payment be at least $50.

All premiums after the first are payable at the Home Office or to a representative authorized to receive premiums. We will furnish a receipt upon request.

We require that the initial premium under this contract be at least $10,000. Additional premiums may be paid. We have the right to limit the number and amount of additional premium payments.

4.2  Nonpayment of Premiums
If premiums for this contract  cease,  we will continue the contract  subject to
Section 6.7, Contract Termination. The monthly income payable on the maturity date will be as described in Section 3.2, Maturity Proceeds.

Section 5:  Contract Values
5.1  Contract Value
On the contract date the contract value equals:

     (1)  the initial premium paid; less

     (2)  the annual administration fee shown in Section 1, Contract Data.

On any day after the contract date the contract value is equal to the fixed account value plus the variable account value. We will deduct the annual administration fee shown in Section 1, Contract Data, (if applicable), from the contract value at the beginning of each contract year.

5.2  Fixed Account Value
On the contract date the fixed account value equals:

     (1)  the portion of the premium allocated to the fixed account; less

     (2) the portion of the annual administration fee allocated to the fixed account.

On each valuation day the fixed account value will be equal to:

         A + B + C - D - E - F

"A" is the fixed account value on the preceding valuation date plus interest from the preceding valuation day to the date of calculation.

"B" is the portion of the premiums allocated to the fixed account and received since the preceding valuation day, plus interest from the date we receive such premiums to the date of calculation.

"C" is the amount of any transfers from the sub-accounts to the fixed account, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

"D" is the amount of any transfers from the fixed account, to the sub-accounts since the preceding valuation day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

"E" is the amount of any partial surrenders and any applicable surrender charge from the fixed account since the preceding valuation period, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

"F" is the portion of the annual administration fee shown in Section 1, Contract Data.

5.3  Interest Rate for Fixed Account Value
The value in the fixed account is guaranteed to accumulate at a minimum effective annual interest rate of 3%. We may credit a rate in excess of 3% while the contract is in force and before the maturity proceeds have been paid.

We may charge the interest rate credited to new deposits at any time. We will not charge the interest rate credited to funds in the fixed account more often than once each year.

5.4  Variable Account Value
The variable account value is the sum of the values of the sub-accounts under this contract.

On the contract date the value of each sub-account equals:

     (1)  the portion of the initial premium allocated to the sub-account; less

     (2) the portion of the annual administration fee, mortality and expense risk charges and asset-based administration charge allocated to the sub-accounts.

5.5  Cash Surrender
You may surrender this contract for its cash surrender value at any time before the earlier of:

     (1)  your death;

     (2)  the Annuitant's death; or

     (3)  the maturity date.

When you surrender the contract you will receive 10% of the contract value without a surrender charge, provided you have not exercised the partial surrender provision or have not participated in the systematic partial surrender plan during the current contract year.

The cash surrender value of this contract is:

     (1)  the contract value of this contract at the time of surrender; less

     (2)  any applicable  surrender  charge (shown in Section 1, Contract Data);
          less

     (3)  any loan balance; less

     (4)  any premium taxes payable.

To surrender the contract you must submit a written request to us. We have the right to require that the contract be returned to us as well. We will determine the cash surrender value on the date we receive these requirements.

We will pay the cash surrender value in a lump sum unless you request payment under a payment option.

Certain federal income tax consequences may apply to a cash surrender of the contract. You should consult your tax advisor before requesting a surrender.

5.6  Partial Surrender
You may make a partial surrender at any time before the earlier of:

     (1)  the death of the Annuitant;

     (2)  the death of the Owner; or

     (3)  the maturity date.

You may make a partial surrender of up to 10% of the contract value each contract year without incurring a surrender charge. Any surrender in excess of 10% during a contract year will be subject to the surrender charge.

We will surrender the amount requested from the contract value on the day we receive written notice for the surrender. We will deduct any applicable surrender charge from the remaining contract value. If the remaining contract value is less than the surrender charge, we will reduce the amount surrendered. You may specify the specific amount to be surrendered from certain sub-accounts or the fixed account.

The minimum distribution requested must be for at least $100. We will pay partial surrender proceeds in a lump sum.

We will pay you the amount requested and cancel units equal to the amount surrendered from the sub-accounts and/or the fixed account according to your instructions. In the event that the amount to be surrendered exceeds the sub-account(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

We limit the option to elect a 10% free partial surrender to one per contract year, even if the amount surrendered during that year is less than 10% of the contract value. If you are participating in the systematic partial surrender plan, that is considered the one free partial surrender for the contract year.

Certain federal income tax consequences may apply to partial surrenders from the contract. You should consult your tax advisor before requesting any partial surrenders.

5.7  Systematic Partial Surrender
The systematic partial surrender plan enables you to pre-authorize a periodic exercise of the partial surrender right. If you enter into this plan, you may instruct us to surrender a requested dollar amount from the contract on a monthly, quarterly, semi-annual or annual basis.

The minimum distribution requested must be for at least $100. The maximum amount which can be surrendered under the plan without a surrender charge is 10% of the contract value as of the time the systematic plan is elected. In subsequent years the amount which can be surrendered under the plan without a surrender charge is 10% of the contract value at the beginning of each contract year.

We will notify you if the total amount to be surrendered in a subsequent contract year will exceed 10% of the contract value as of the beginning of such contract year. Unless you instruct us to reduce the surrender amount for that year so that it does not exceed the 10% limit, we will continue to process surrenders for the designated amount. Once the amount of the surrender exceeds the 10% limit, we will deduct the applicable surrender charge from the remaining payments made during that contract year.

Any other surrender in a year when the systematic partial surrender plan has been utilized will be subject to the surrender charge.

We will pay you the amount requested and cancel units equal to the amount surrendered from the sub-accounts and/or the fixed account according to your instructions. In the event that the amount to be surrendered exceeds the sub-account(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

The option to elect the 10% free systematic partial surrender plan is limited to one per contract year, even if the amount surrendered during that year is less than 10% of the contract value.

Systematic partial surrenders may be discontinued by you at any time upon written request to us at our Home Office.

Certain federal income tax consequences may apply to systematic partial surrenders from the contract. Therefore, you should consult with your tax advisor before requesting any systematic partial surrenders.

5.9  Time Period for Payment
We will normally pay out any partial surrender, cash surrender value or death benefit within seven days of receiving your written request or receipt and filing of due proof of death. However, we have the right to suspend or delay the date of any surrender, partial surrender or death benefit payment from the sub-accounts for any period during which:

     (1) the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

     (2) the Securities and Exchange Commission permits by an order the postponement for the protection of contract owners; or

     (3) The Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account's net assets not reasonably practicable.

For any surrender, partial surrender or transfer from the fixed account, we have the right to postpone making a payment to you up to six months from the date of written notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction, (or such shorter period required by a particular jurisdiction), we will add interest to the amount paid from the date we receive documentation at 3% (or such higher rate required for a particular state).

Section 6: Other Contract Provisions

6.1  Contract
This contract and application are the entire contract. This contract is issued in consideration of the application and payment of the premiums. We will attach a copy of the application when we issue the contract. In the absence of fraud, all statements made in the application either by you or by the Annuitant will be considered representations and not warranties. We may use statements to contest a claim or the validity of this contract only if they are contained in the application.

6.2  Authority to Change Contract
No change or waiver of any provisions of this contract will be valid unless made in writing by us and signed by our President, Vice President, Secretary or Assistant Secretary. No agent or other person has authority to change or waive any provision of your contract.

6.3  Modifications
Upon notice to you, we may modify the contract, but only if such modification is necessary to:

     (1) make the contract or the variable account comply with any law or regulation issued by a governmental agency to which we are subject; or

     (2) assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuity contracts; or

     (3)  reflect a change in the operation of the variable account; or

     (4)  provide additional variable account and/or fixed accumulation options.

We have the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the owner of the assets of the variable account.

In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

6.4  Incontestability
After this contract has been in force during the Annuitant's lifetime for two years from the contract date, we cannot contest this contract except for the nonpayment of premiums.

6.5  Age and Sex
This contract is issued at the Annuitant's age shown in Section 1, Contract Data. If the contract date falls on the birthday of the Annuitant, the age will be the age the Annuitant reaches on the contract date.

If the Annuitant's age or sex has been incorrectly stated, the benefits under this contract will be those the proceeds applied would have purchased for the correct age and sex.

If the incorrect statement is not discovered until after payments have begun:

     (1) any overpayment by us will be deducted from the next succeeding payment or payments as they fall due; or

     (2)  any underpayment by us will be paid in one sum to the Annuitant.

In either case, interest will be payable at the rate of 3% per year compounded annually.

6.6  Option to Change Maturity Date
You may elect a new maturity date at any time by making a written notice to us subject to the following limitations:

     (1) we must receive your written notice at least 30 days before the current maturity date;

     (2) the requested maturity date must be a date that is at least 30 days after we receive your written notice;

     (3) the requested maturity date cannot exceed the later of the contract anniversary following the Annuitant's 85th birthday, or the tenth anniversary of the contract; and

     (4) the requested maturity date must be no later than any earlier maturity date required by law.

We may require that the contract be submitted for endorsement to show the change.

If you elect a new maturity date, the monthly life income factor will be as shown in Table B of Section 10, Payment of Proceeds.

6.7  Contract Termination
We have the right to terminate this contract and pay the cash surrender value if all of the following occur simultaneously:

     (1)  no premiums have been paid for at least two years;

     (2)  the contract value is less than $2,000; and

     (3) the total premiums paid, less any partial surrenders, is less than $2,000.

We will mail notice to you of our intention to terminate the contract at least six months in advance. We have the right to terminate on the date specified in the notice, unless:

     (1) we receive an additional premium payment before the termination date specified in the notice; or

     (2)  the contract value has increased to the amount specified above.

This additional premium payment must be for at least the minimum premium amount we will accept.

6.8  Contract Loans
If your contract has been  purchased as a tax sheltered  annuity as described in
Section 403(b) of the Internal Revenue Code, as amended, that is not part of a plan that is subject to the Employee Retirement Income Security Act of 1974, you will have the option of taking a contract loan at any time after the first contract year. If your contract has been purchased in this tax sheltered market, an endorsement attached to this contract will detail the loan requirements.

6.9  Nonparticipating
This contract will not participate in any of our profits, losses or surplus earnings.

6.10  Annual Report
At least annually we will send you a report showing the following:

     (1)  the contract value;

     (2)  the cash surrender value; and

     (3)  any other information required by law or regulation.

Upon receiving your written notice, we will send you a report at any other time during the year for a reasonable charge as determined by us.

6.11  Basis of Computation
Our calculation of guaranteed fixed account values are based on an interest rate of 3% per year. The reserves and guaranteed fixed account values will at no time be less than the minimum required by law of the state in which this contract is delivered.

Section 7:  Control of Contract

7.1  Ownership
The Annuitant is the owner unless otherwise provided in the application. As owner, you may exercise every right provided by your contract. These rights and privileges end at the Annuitant's death.

The consent of the beneficiary is required to exercise these rights if you have not reserved the right to change the beneficiary.

7.2  Change of Ownership
You may change the ownership of this contract by giving written notice to us. The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it. We may require that the contract be submitted for endorsement to show the change.

Certain federal income tax consequences may apply to a change of ownership on non-qualified contracts. You should consult with your tax advisor before requesting any change of ownership on a non-qualified contract.

7.3  Assignment
An assignment is a transfer of some or all of your rights under this contract. No assignment will be binding on us unless made in writing and filed at our Home Office. We assume no responsibility for the validity or effect of any assignment.

Certain federal income tax consequences may apply to an assignment. You should consult with your tax advisor before requesting any assignment.

7.4  Beneficiary
The beneficiary is shown on the application or in the last beneficiary designation filed with us. Death proceeds will be paid to the beneficiary except as provided in this Section.

If any beneficiary dies before the Annuitant, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

If all beneficiaries die before the Annuitant, we will pay the death proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the beneficiary by filing a written notice in a form satisfactory to us. In order to be effective, the written notice for change of beneficiary must be signed while your contract is in force and the Annuitant is living. The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any beneficiary will be subject to:

     (1)  any assignment of this contract which is binding on us; and

     (2)  any optional settlement agreement in effect at the Annuitant's death.

7.5  Simultaneous Death of Beneficiary and Annuitant
We will pay death proceeds as though the beneficiary died before the Annuitant if:

     (1) the beneficiary dies at the same time as or within 15 days of the Annuitant's death; and

     (2) we have not paid the proceeds to the beneficiary within this 15-day period.

Section 8:  Variable Account

8.1  General Description
The name of the variable account is the Kansas City Life Variable Annuity Separate Account. The income, gains and losses, (whether or not realized), from assets allocated to the variable account are credited or charged against the variable account without regard to our other income, gains or losses. The portion of the assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account will not be chargeable with liabilities arising out of any other business we may contract.

The assets of the variable account are segregated by investment options, thus establishing a series of sub-accounts within the variable account.

When permitted by law, we have the right to:

     (1)  create new variable accounts;

     (2)  combine variable accounts;

     (3) remove, combine or add sub-accounts and make the new sub-accounts available to you at our discretion;

     (4) substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

     (5)  add new portfolios to the funds;

     (6) de-register the variable account under the Investment Company Act of 1940 if registration is no longer required;

     (7)  make any changes required by the Investment Company Act of 1940; and

     (8) operate the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

8.2  Sub-Accounts
The sub-accounts are separate investment accounts. They are named in Section 1, Contract Data. The assets of each subaccount are invested in a corresponding portfolio of a designated mutual fund.

Sub-account values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the sub-account.

The sub-account value is equal to the number of accumulation units credited to the sub-account times the appropriate accumulation unit value.

The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

     (1)  the dollar amount of the transaction; by

     (2) the sub-account's unit value for the valuation period for that transaction. The number of units in any sub-account will be increased at the end of the valuation period by:

          (a) any premiums allocated to the sub-account during the current valuation period;

          (b) any transfers to the sub-account from another sub-account or from the fixed account during the current valuation period; and

          (c) the amount of any variable account bonus that may be credited on a monthly anniversary.

The number of units in any sub-account will be decreased at the end of the valuation period by:

     (1) any amounts transferred from the sub-account to another sub-account or the fixed account;

     (2)  amounts surrendered during the current valuation period; or

     (3) the cost of the monthly guaranteed minimum death benefit expense charge, if any, that is deducted on the monthly anniversary day.

The number of units in any sub-account will also be reduced at the beginning of each contract year by a pro-rata share of the $30 annual administration fee. The annual administration fee will reduce the sub-account units in proportion to each sub-account's value to the entire contract value.

The value of an accumulation unit for each of the sub-accounts was arbitrarily set at $10 when the first investments were bought. The value for any later valuation period is equal to:

                  A  x  B

"A" is equal to the sub-account's accumulation unit value for the end of the immediately preceding valuation day.

"B" is equal to the net investment factor for the most current valuation day.

The net investment factor equals:

                  X/Y     -      Z

"X" equals the sum of:

     (1) the net asset value per accumulation unit held in the sub-account at the end of the current valuation day; plus

     (2) the per accumulation unit amount of any dividend, or capital gain distribution on shares held in the sub-account during the current valuation day; less

     (3) the per accumulation unit amount of any capital loss distribution on shares held in the sub-account during the current valuation day; less

     (4) the per accumulation unit amount of any taxes or any amount set aside during the valuation day as a reserve for taxes.

"Y" equals the net asset value per accumulation unit held in the sub-account as of the end of the immediately preceding valuation day.

"Z" equals the charges deducted from the sub-account on each valuation period for the asset-based administration charge and the mortality and expense risk charge.

The value of the sub-account may increase, decrease or remain the same.

8.3  Allocations
This contract provides investment options for the amount in the contract value. We allocate amounts placed in the contract value to the sub-accounts of the variable account and to the fixed account at your direction. The initial premium allocation percentages are indicated in the application for this contract.

These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by written notice.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We have the right to limit the number of sub-account allocations in effect at any one time.

8.4  Deductions Made From Sub-Accounts
We  deduct  the   mortality   and  expense  risk  charge  and  the   asset-based
administration charge from each of the sub-accounts on each valuation day. These charges are shown in Section 1, Contract Data.

Section 9:  Transfers

9.1  Transfer Fees
Six transfers per year may be made from sub-accounts and the fixed account free of charge. Any unused free transfers do not carry over to the next contract year. We will charge a $25 transfer fee on any additional transfers during a contract year. For the purpose of assessing a fee, we consider each written request or telephone request to be one transfer. We will deduct the processing fee from the amount being transferred, or from the remaining contract value, according to your instructions.

9.2  Transfers From Sub-Accounts
After the 10-day right to examine period and prior to the maturity date, you may transfer all or a part of an amount from the value in any sub-account of the variable account to one or more of the sub-accounts of the variable account or to the fixed account. The minimum amount that you may transfer is the lesser of:

     (1)  $250; or

     (2)  the total value in that sub-account on that date.

We will treat any transfer that would reduce the amount in a sub-account below $250 as a transfer request for the entire amount in that sub-account.

A transfer fee may apply as described in Section 9.1, Transfer Fees.

An excessive number of transfers, including short-term "market timing" transfers, may adversely affect the performance of the underlying fund in which a sub-account invests. If, in our sole opinion, a pattern of excessive transfers develops, we have the right not to process a transfer request. We also have the right not to process a transfer request when the sale or purchase of shares of a fund is not reasonably practicable due to actions taken or limitations imposed by the fund.

We may suspend or modify this transfer privilege at any time.

9.3  Transfers From The Fixed Account
At your request you may also transfer an amount from the unloaned value in the fixed account to one or more sub-accounts of the variable account. We must receive the request in writing or other form acceptable to us. You may make only one transfer from the fixed account each contract year.

We will not transfer more than 25% of the unloaned fixed account value, unless the balance after the transfer is less than $250, in which case the entire amount will be transferred.

A transfer fee may apply as described in Section 9.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

Section 10:  Payment of Proceeds

10.1  Payment Options
You may apply death benefit, maturity or full surrender proceeds of $2,000 or more to any of the following options:

     Option 1. Interest Payments
     We will make guaranteed interest payments to the payee annually or monthly as elected. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest paid annually. The proceeds and any unpaid interest may be withdrawn in full at any time.

     Option 2.  Installments of a Specified Amount
     We will make annual or monthly payments until the proceeds plus interest are fully paid. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time.

     Option 3.  Installments For a Specified Period
     Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years. We will pay interest on the proceeds at the guaranteed rate of 3.0% per year and this may be increased by additional interest. The present value of any unpaid installments may be withdrawn at any time. The amount of each payment is shown in Table A.

     Option 4.  Life Income
     We will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen. We will continue payments under the Installment Refund option until the total income payments paid equal the proceeds applied. The amount of each payment is shown in Table B.

     Option 5.  Joint and Survivor Income
     We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The amount of each payment is shown in Table C.

If the payout rates in use by us at the time proceeds become payable are more favorable than those shown in options 4 and 5, we will provide a life income using the more favorable rates.

10.2  Payee
The payee is the person receiving proceeds under a payment option. The payee can be you, the Annuitant or a beneficiary. We will require satisfactory proof of the payee's age under options 4 and 5.

The contingent payee is the person named to receive proceeds if the payee is not alive.

10.3  Minimum Payments
The payment under any payment option must be at least $50. We may make payments less frequently so that each payment is at least $50.

10.4  Choice of Options
You may choose an option by written notice during the Annuitant's lifetime. If an option for payment of proceeds is not in effect at the Annuitant's death, the beneficiary may make a choice.

10.5  Availability of Options
We have the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

10.6  Operative Date
The first payment will be payable on the payment mode following the date proceeds become payable.

10.7  Death of Payee
At the death of the payee, any payments remaining will be paid according to the terms of the option chosen for payment of proceeds, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a single sum.

If a contingent payee has not been named or does not survive the payee, the following amounts will be paid in one sum to the estate of the payee:

     (1)  any amount left on deposit under option 1; and

     (2) the present value of any remaining guaranteed payments under options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by written notice, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

10.8  Claims of Creditors
To the extent permitted by law, proceeds will not be subject to any claims of a payee's creditors.

                          TABLE A - INSTALLMENT OPTION*
                       for Each $1,000 of Proceeds Applied
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
  Term of                             Term of                           Term of
   Years       Annual      Monthly     Years      Annual     Monthly     Years      Annual     Monthly
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
     1         $1000.00    $84.47       11        $104.93     $8.86       21        $62.98      $5.32
     2           507.39     42.86       12          97.54      8.24       22         60.92       5.15
     3           343.23     28.99       13          91.29      7.71       23         59.04       4.99
     4           261.19     22.06       14          85.95      7.26       24         57.33       4.84
     5           211.99     17.91       15          81.33      6.87       25         55.76       4.71

     6           179.22     15.14       16          77.29      6.53       26         54.31       4.59
     7           155.83     13.16       17          73.74      6.23       27         52.97       4.47
     8           138.31     11.68       18          70.59      5.96       28         51.74       4.37
     9           124.69     10.53       19          67.78      5.73       29         50.60       4.27
     10          113.82      9.61       20          65.26      5.51       30         49.53       4.18
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------

                                                    TABLE B - LIFE INCOME OPTIONS*
                                     Monthly Income for Each $1,000 of Proceeds Applied
------------- --------------------------------------------- --------------------------------------------
                                  MALE                                        FEMALE
                   Minimum Guaranteed Payment Period             Minimum Guaranteed Payment Period
    Age
              ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
                                                 Install-                                      Install-
                            120         240        ment                  120        240          ment
                None       Months     Months      Refund      None      Months      Months      Refund
------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------
    50           $4.23      $4.19      $4.06       $4.05      $3.89      $3.87       $3.81      $3.80
    51            4.31       4.26       4.11        4.11       3.95       3.93        3.86       3.84
    52            4.38       4.33       4.17        4.17       4.01       3.98        3.91       3.89
    53            4.46       4.40       4.22        4.23       4.07       4.04        3.96       3.95
    54            4.55       4.48       4.28        4.29       4.13       4.11        4.01       4.00

    55            4.63       4.56       4.33        4.36       4.20       4.17        4.07       4.06
    56            4.73       4.65       4.39        4.43       4.28       4.24        4.12       4.12
    57            4.83       4.74       4.45        4.51       4.36       4.32        4.18       4.18
    58            4.94       4.83       4.51        4.59       4.44       4.40        4.24       4.25
    59            5.05       4.93       4.57        4.67       4.53       4.48        4.30       4.32

    60            5.17       5.04       4.63        4.75       4.63       4.57        4.37       4.39
    61            5.30       5.15       4.69        4.85       4.73       4.66        4.43       4.47
    62            5.44       5.27       4.75        4.94       4.84       4.76        4.50       4.55
    63            5.60       5.39       4.81        5.04       4.95       4.86        4.56       4.64
    64            5.76       5.52       4.86        5.15       5.08       4.97        4.63       4.73

    65            5.93       5.65       4.92        5.26       5.21       5.09        4.69       4.83
    66            6.12       5.79       4.97        5.37       5.35       5.21        4.76       4.93
    67            6.32       5.94       5.02        5.50       5.50       5.34        4.82       5.04
    68            6.53       6.09       5.06        5.62       5.66       5.47        4.88       5.15
    69            6.76       6.24       5.11        5.76       5.84       5.61        4.94       5.27

    70            7.00       6.40       5.14        5.90       6.02       5.76        5.00       5.39
    71            7.26       6.56       5.18        6.04       6.23       5.92        5.05       5.53
    72            7.53       6.72       5.21        6.20       6.45       6.08        5.10       5.67
    73            7.83       6.88       5.24        6.36       6.70       6.25        5.14       5.81
    74            8.15       7.05       5.26        6.53       6.96       6.43        5.18       5.97

    75            8.49       7.22       5.28        6.70       7.24       6.61        5.22       6.14

------------- ---------- ----------- ---------- ----------- ---------- ---------- ----------- ----------

                                                 TABLE C - JOINT AND SURVIVOR OPTION*
                                     Monthly Income - Ten Year Guaranteed Payment Period
                                             for Each $1,000 of Proceeds Applied
--------------------- ----------------------------------------------------------------------------------
        Male                                             Female Age
        Age                50            55            60            65            70           75
--------------------- ------------- ------------- ------------- ------------- ------------- ------------
         50                $3.31         $3.37         $3.43         $3.49         $3.53        $3.56
         55                               3.47          3.55          3.63          3.70         3.76
         60                                             3.68          3.80          3.91         4.00
         65                                                           3.97          4.15         4.31
         70                                                                         4.41         4.68
         75                                                                                      5.08
--------------------- ------------- ------------- ------------- ------------- ------------- ------------

*Amounts not shown for available options will be furnished on request.


                           Flexible Premium Variable
                                Annuity Contract
                                Nonparticipating

Annuity proceeds payable at maturity date. Death proceeds payable in event of death of Annuitant prior to maturity date. Flexible premiums payable until maturity date or prior death of Annuitant.


If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the Home Office of the Company.